UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

SunPower Corporation

(Exact name of registrant as specified in its charter)

001-34166

(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of principal executive offices, with zip code)

(408) 240-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

Indenture

On April 1, 2010 SunPower Corporation (“SunPower” or the “Company”) entered into a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), by and between the Company and Wells Fargo, National Association, as Trustee (the “Trustee”), which amends and supplements that certain indenture, dated as of February 7, 2007 (the “Base Indenture”, together with the Fourth Supplemental Indenture, the “Indenture”), entered into by and between the Company and Trustee, in connection with the issuance of $220 million principal amount of the Company’s 4.5% cash convertible debentures due 2015 (the “Debentures”). The Debentures will be our senior indebtedness and will rank senior to any subordinated indebtedness and pari passu with any senior unsecured indebtedness.

Under the Indenture, the Company will be required to pay interest on the Debentures on March 15 and September 15 of each year, beginning on September 15, 2010. The Debentures will not be convertible into shares of the Company’s common stock (the “Common Stock”) or any other securities of the Company under any circumstances. Instead, upon the conversion of the Debentures, the Company will pay an amount of cash based on the market value of the Company’s class A common stock (the “Class A Common Stock”) at an initial conversion price of $22.53 per share of class A common stock (equivalent to an initial conversion rate of approximately 44.3853 shares per $1,000 principal amount of Debentures and representing a conversion premium of approximately 25% over the closing price per share of the Class A Common Stock on March 25, 2010).

Prior to December 15, 2014, the Debentures will be convertible only upon specified events and, thereafter, they will be convertible at any time, based on the initial conversion price and equivalent conversion rate described above. The Debentures will not be convertible upon the satisfaction of customary market price trigger conditions until the first quarter of 2011. The conversion price and the conversion rate will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon conversion, SunPower will deliver an amount of cash calculated by reference to the price of SunPower’s class A common stock over the applicable observation period. SunPower may not redeem the Debentures prior to maturity.

If the Company undergoes a fundamental change, as defined in the Indenture, prior to the maturity date of the Debentures, holders may require SunPower to repurchase all of such holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of Debentures then outstanding may declare due and payable 100% of the principal amount of all outstanding Debentures plus any accrued and unpaid interest to the date of payment.

The above description of the Indenture and the Debentures is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Debenture included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 1, 2010 SunPower issued a press release announcing the closing of $220 million in aggregate principal amount of the Company’s 4.5% senior cash convertible debentures due 2015 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company also granted the initial purchasers of the senior convertible debentures an overallotment option to purchase up to an additional $30 million in aggregate principal amount of the debentures. The full text of the press release is being furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Fourth Supplemental Indenture, dated as of April 1, 2010, by and between SunPower Corporation and Wells Fargo, N.A. as Trustee.

99.1	Press Release dated April 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: April 5, 2010

	By:	/s/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

4.1	Fourth Supplemental Indenture, dated as of April 1, 2010, by and between SunPower Corporation and Wells Fargo, N.A. as Trustee.

99.1	Press Release dated April 1, 2010.